FOR IMMEDIATE RELEASE

              CONAGRA FOODS COMMENTS ON FISCAL 2005 FOURTH QUARTER
                          AND COST-SAVINGS INITIATIVES

OMAHA, Neb., June 7, 2005 -- Today ConAgra Foods (NYSE: CAG) commented on earnings for the fiscal 2005 fourth quarter, which ended May 29, 2005, as well as recent developments in its cost-savings initiatives.


Fourth Quarter

     Earnings for the company's fiscal 2005 fourth quarter will be lower than expected primarily due to continued weak profitability in the packaged meats operations. Those operations continue to be negatively impacted by high protein input costs coupled with inadequate pricing management.

     o In its preliminary third quarter earnings release on March 24, 2005, the company indicated that it expected fourth-quarter EPS to modestly exceed third-quarter EPS, excluding items that impact comparability.

     o Third-quarter diluted EPS of $0.32 included net $0.02 per share of expense from items that impact comparability.


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     o Because the expected  improvement  in the packaged meats business did not materialize, contribution from the packaged meats operations in the fourth quarter will be in the range of $0.10 per share lower than the company expected when it made previous comments regarding the fourth quarter. The company is not providing a specific fourth-quarter performance number at this time because the results are not yet final; however, the company suggests third parties with estimates of fourth-quarter performance, which exclude items that impact comparability, should lower their estimates by an amount similar to the earnings shortfall in the packaged meats operations. Items that impact comparability will include severance charges associated with cost-savings initiatives as discussed later in this document.

     The company previously expected aggressive pricing management to improve packaged meats results in the fourth quarter. The pricing actions that were taken were inadequate and were not executed to expectations. The company has recently made several significant personnel changes in its packaged meats operations and expects those changes, along with better pricing management, aggressive cost-savings initiatives, and SKU rationalization, to improve the packaged meat operations over time.

     Bruce Rohde, chairman and chief executive officer, commented, "Our fiscal 2005 showed a solid first-half performance, followed by a weak second-half performance largely due to the challenges in our packaged meats business across retail, foodservice, and deli channels. Weak pricing execution negatively impacted our third quarter and continued in the fourth quarter. Our focus is on improving the packaged meat operations with new leadership team members, appropriate pricing, SKU reductions, and more efficient operations."

     He continued, "ConAgra Foods has some great packaged meat brands, such as Butterball, Armour, Eckrich, Healthy Choice, Hebrew National, and Brown 'N Serve, and we will take the necessary actions to help these fine brands return to normal profitability."

     The company will provide details on its fourth-quarter performance in its regularly scheduled earnings release on June 30, 2005.

Recent Developments in Cost-Savings Initiatives

     As previously communicated, the company is actively pursuing SKU and manufacturing rationalization opportunities over the next several quarters as part of business process improvement and efficiency initiatives. The company continues to identify ways to be more efficient and improve customer service across its sales, marketing, manufacturing, logistics, R&D, and administrative functions throughout the organization.

     As part of these ongoing efficiency initiatives, the company is reducing general and administrative expense as well as salaried headcount. The company is in the process of eliminating several hundred salaried jobs across the organization; these headcount reductions will be largely complete by the end of the first quarter of fiscal 2006, which ends August 2005. Once completed, savings from the headcount and general and administrative cost reductions are expected to benefit the company's anticipated cost structure by more than $100 million on an annualized basis. The company will detail the accrued severance costs recorded in the fourth quarter of fiscal 2005, and any other items that impact comparability, in the June 30, 2005, fourth-quarter earnings release.

     Rohde commented, "Our company continues to be very focused on operating efficiencies to improve profit margins and returns on capital. Headcount reduction is very difficult because of the impact on employees and their families, but unfortunately it is a necessary part of creating efficient operations." He continued, "These headcount reductions are expected to provide significant future savings and reduce complexity in our business, which is necessary for profitable growth and shareholder value. We will continue to aggressively identify opportunities to be more efficient, and to take appropriate actions when necessary to achieve the efficiencies."



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                                      # # #

     ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Louis Kemp, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf and many others. For more information, visit www.conagrafoods.com.

Note on Forward-Looking Statements:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.